Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: W. Douglas Benn
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY ANNOUNCES CHANGES TO ITS

BOARD OF DIRECTORS

Company Elects Restaurant Industry Veteran to Fill Vacancy

Calabasas Hills, CA — August 7, 2012 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced that Thomas L. Gregory retired from the Company’s Board of Directors and its Audit Committee, effective August 1, 2012.

“Tom joined our Board following our initial public offering in 1992 and his tenure spanned a time of remarkable growth for the Company.  He provided incredible governance, leadership and support to the Company and to me personally throughout his two decades of distinguished service.  We thank Tom for his dedication and many contributions.  He genuinely will be missed,” said David Overton, Chairman and Chief Executive Officer.

Douglas L. Schmick joined the Company’s Board of Directors, effective August 1, 2012 to fill the vacancy created by Mr. Gregory’s retirement.  His term will expire at the 2013 Annual Meeting of Stockholders.  Mr. Schmick also will serve on the Audit Committee.  Mr. Schmick is the co-founder of McCormick & Schmick’s Seafood Restaurants and a 40-year veteran of the restaurant industry.

“Doug was at the forefront of upscale casual dining as a co-founder of McCormick and Schmick’s and is one of the true innovators in the restaurant industry.  His operational and industry knowledge will add to the wealth of experience represented across our Board.  We warmly welcome Doug to The Cheesecake Factory Board,” concluded Overton.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 173 full-service, casual dining restaurants throughout the U.S., including 158 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  Learn more about the company at www.thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100